Term Sheet To prospectus dated December 1, 2005, prospectus supplement dated October 12, 2006 and product supplement no. 105-I dated November 6, 2007	Term Sheet No. 1 to Product Supplement No. 105-I Registration Statement No. 333-130051 Dated November 7, 2007; Rule 433

Structured Investments

JPMorgan Chase & Co.
$
Contingent Interest Index Basket Knock-Out Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index due November 30, 2010

General

  The notes are designed for investors who seek to receive contingent interest payments and to participate in the appreciation of an equally weighted diversified basket of domestic and international indices at maturity and who anticipate that the Index closing level for each Basket Index will not decline, as compared to the relevant Index starting level, by more than 40% on any trading day during any Monitoring Period. Investors should be willing to forgo dividend payments and, if the Index closing level for any of the Basket Indices declines by more than 40% on any trading day during any Monitoring Period, be willing to forgo interest payments and to lose some or all of their principal. If none of the Basket Indices declines by more than 40% during the term of the notes, investors will receive interest payments at 4.75% per annum and have the opportunity to receive a return equal to the greater of (a) zero and (b) the Excess Basket Return at maturity.
  Senior unsecured obligations of JPMorgan Chase & Co. maturing November 30, 2010†.
  Minimum denominations of $1,000 and integral multiples thereof.
  The notes are expected to price on or about November 27, 2007 and are expected to settle on or about November 30, 2007.

Key Terms

Basket:

The notes are linked to an equally weighted basket consisting of the S&P 500® Index, the Nikkei 225 Index and Dow Jones EURO STOXX 50® Index (each a “Basket Index,” and together, the “Basket Indices”).

Index Weightings:

The S&P 500 Weighting, the Nikkei Weighting and the EURO STOXX Weighting (each an “Index Weighting,” and collectively, the “Index Weightings”) are each set to equal 1/3 of the value of the Basket, or approximately 33.3333%.

Interest Rate:

4.75% per annum, unless a Knock-Out Event has occurred during a Monitoring Period. Upon the occurrence of the first Knock-Out Event during the term of the notes, no interest will be paid for the corresponding Interest Period or any subsequent Interest Period.

Knock-Out Event:

A Knock-Out Event occurs if, on any trading day during a Monitoring Period, the Index closing level for any Basket Index has decreased, as compared to the Index starting level for such Basket Index, by more than the Knock-Out Buffer Amount.

Knock-Out Buffer Amount:	40%
Payment at Maturity:	If a Knock-Out Event has occurred during the first Monitoring Period, your final payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 x Basket Return)
If a Knock-Out Event has not occurred during the first Monitoring Period but has occurred during any subsequent Monitoring Period, your final payment at maturity will be determined as follows:

If the Ending Basket Level is greater than the Restriking Basket Level, your final payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 x Excess Basket Return)

If the Ending Basket Level is greater than or equal to the Starting Basket Level and less than or equal to the Restriking Basket Level, your final payment at maturity per $1,000 principal amount note will be $1,000.

If the Ending Basket Level is less than the Starting Basket Level, your final payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 x Basket Return)
If a Knock-Out Event has occurred, you may lose some or all of your initial investment at maturity if the Ending Basket Level has declined from the Starting Basket Level.
If a Knock-Out Event does not occur, your final payment at maturity will be determined as follows:

If the Ending Basket Level is greater than the Restriking Basket Level, your final payment at maturity per $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 x Excess Basket Return)

If the Ending Basket Level is less than or equal to the Restriking Basket Level, your final payment at maturity per $1,000 principal amount note will be $1,000.
If a Knock-Out Event does not occur, your maximum payment at maturity will be limited to your initial investment if the Ending Basket Level is less than the Restriking Basket Level.
Basket Return:	Ending Basket Level – Starting Basket Level Starting Basket Level
Excess Basket Return:	Ending Basket Level – Restriking Basket Level Starting Basket Level
Starting Basket Level:	Set equal to 100 on the pricing date, which is expected to be on or about November 27, 2007.
Restriking Basket Level:

Starting Basket Level + [Starting Basket Level x (Interest Payments / $1,000)],
where “Interest Payments” means the aggregate amount of interest paid or to be paid with respect to each $1,000 principal amount note over the term of the notes.

Ending Basket Level:	The Basket Closing Level on the Observation Date.
Basket Closing Level:	The Basket Closing Level on any trading day will be calculated as follows:
100 x [1 + (S&P 500 Return * S&P 500 Weighting) + (Nikkei Return * Nikkei Weighting) + (EURO STOXX Return * EURO STOXX Weighting)]

Each of the S&P 500 Return, the Nikkei Return and the EURO STOXX Return is the performance of the relevant Basket Index, expressed as a percentage, from the relevant Index closing level on the pricing date (each an “Index starting level”) to the relevant Index closing level on such trading day. For additional information, see “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 105-I.

Observation Date:	November 24, 2010†
Maturity Date:	November 30, 2010†
CUSIP:	48123MFQ0
†	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” in the accompanying product supplement no. 105-I.

Investing in the Index Basket Knock-Out Notes involves a number of risks. See “Risk Factors” beginning on page PS-10 of the accompanying product supplement no. 105-I and “Selected Risk Considerations” beginning on page TS-2 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying prospectus supplements and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Fees and Commissions (1)	Proceeds to Us

Per note	$	$	$

Total	$	$	$

(1)	If the notes priced today, J.P. Morgan Securities Inc., which we refer to as JPMSI, acting as agent for JPMorgan Chase & Co., would receive a commission of approximately $45.00 per $1,000 principal amount note and would use a portion of that commission to allow selling concessions to other dealers of approximately $20.00 per $1,000 principal amount note. The actual commission received by JPMSI may be more or less than $45.00 and will depend on market conditions on the pricing date. In no event will the commission received by JPMSI, which includes concessions that may be allowed to other dealers, exceed $52.50 per $1,000 principal amount note. See “Underwriting” beginning on page PS-41 of the accompanying product supplement no. 105-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

JPMorgan

November 7, 2007

ADDITIONAL KEY TERMS

Interest Period:

The period beginning on and including the issue date of the notes and ending on but excluding the first Interest Payment Date, and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date.

Interest Payment Dates:

Interest, if any, on the notes will be payable annually in arrears on November 30 of each year (each such date, an “Interest Payment Date”), commencing November 30, 2008. See “Selected Purchase Considerations — Contingent Annual Interest Payments” in this term sheet for more information.

Monitoring Periods:

With respect to the first Interest Period, the Monitoring Period will be the period beginning on and including the pricing date and ending on and including the third business day immediately preceding the first Interest Payment Date (we refer to each such final day of a Monitoring Period as an “Ending Monitoring Date”), and, with respect to each successive Interest Period, the Monitoring Period will be the period beginning on and including the first business day immediately succeeding the Ending Monitoring Date of the immediately preceding Monitoring Period and ending on and including the third business day immediately preceding the next succeeding Interest Payment Date. Notwithstanding the foregoing, the final Ending Monitoring Date will be the Observation Date. Each Ending Monitoring Date is subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Interest Payments” in the accompanying product supplement no. 105-I.

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, each prospectus supplement, product supplement no. 105-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated December 1, 2005, as supplemented by the prospectus supplement dated October 12, 2006 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 105-I dated November 6, 2007. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 105-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

  Product supplement no. 105-I dated November 6, 2007:
  http://www.sec.gov/Archives/edgar/data/19617/000089109207004830/e29116_424b2.pdf

  Prospectus supplement dated October 12, 2006:
  http://www.sec.gov/Archives/edgar/data/19617/000089109206003117/e25276_424b2.pdf

  Prospectus dated December 1, 2005:
  http://www.sec.gov/Archives/edgar/data/19617/000089109205002389/e22923_base.txt

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” or “our” refers to JPMorgan Chase & Co.

Selected Purchase Considerations

  CONTINGENT ANNUAL INTEREST PAYMENTS — Unless a Knock-Out Event has occurred during a Monitoring Period, the notes offer annual interest payments at a rate of 4.75% per annum. Interest, if any, on the notes will be payable annually in arrears on November 30 of each year (each such date, an “Interest Payment Date”), commencing November 30, 2008, to the holders of record at the close of business on the date 15 calendar days prior to that Interest Payment Date. If an Interest Payment Date is not a business day, payment will be made on the next business day immediately following such day, but no additional interest will accrue as a result of the delayed payment. For example, the annual interest payment, if any, due in November 2008 will be payable on December 1, 2008. For additional information about interest payments, see “Selected Risk Considerations” in this term sheet.
  APPRECIATION POTENTIAL — In addition to the contingent annual interest payments described above, the notes provide the opportunity to participate in the appreciation of the Basket at maturity. If a Knock-Out Event does not occur at all or does not occur until the second or final Monitoring Period, and the Ending Basket Level is greater than the Restriking Basket Level, in addition to the principal amount, you will receive the Excess Basket Return, which reflects the amount by which the Basket has appreciated in excess of a return equal to the interest payments received. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
  DIVERSIFICATION AMONG THE BASKET INDICES — The return on the notes is linked to a basket consisting of the S&P 500® Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index. The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. The Nikkei 225 Index consists of 225 stocks listed on the First Section of the Tokyo Stock Exchange and which, therefore, are among the most actively traded on that exchange. The Dow Jones EURO STOXX 50® Index consists of 50 component stocks of market sector leaders from within the Eurozone. The Dow Jones EURO STOXX 50® Index and STOXX® are the intellectual property (including registered trademarks) of STOXX Limited, Zurich, Switzerland, and/or Dow Jones & Company, Inc., a Delaware corporation, New York, USA (the “Licensors”), which are used under license. The notes are in no way sponsored, endorsed, sold or promoted by the Licensors and neither of the Licensors shall have any liability with respect thereto. For additional information about the Basket and each Basket Index, please see “The S&P 500® Index,” “The Nikkei 225 Index” and “The Dow Jones EURO STOXX 50® Index” in the accompanying product supplement no. 105-I.
  CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 105-I. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special tax counsel, Davis Polk & Wardwell, it is reasonable to treat your purchase and ownership of the notes as an “open transaction” for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the notes (not including interest payments or, in the case of a sale or exchange prior to maturity, possibly any amount attributable to accrued but unpaid interest) should be treated as long-term capital gain or loss if you hold the notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. While the U.S. federal income tax treatment of the interest payments on the notes is uncertain, we intend to treat these payments as ordinary income. In the case of non-U.S. Holders (as defined in the accompanying product supplement), we do not currently intend to withhold on these payments, although other withholding agents may choose to do so.

JPMorgan Structured Investments —
Contingent Interest Index Basket Knock-Out Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index
TS-1
The Internal Revenue Service or a court may not respect this characterization or treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. You should consult your tax adviser regarding the treatment of the notes, including possible alternative characterizations.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Basket, the Basket Indices or any of the component stocks of the Basket Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 105-I dated November 6, 2007.

  THE AMOUNT OF INTEREST PAYABLE ON THE NOTES DURING ANY GIVEN INTEREST PERIOD, AND OVER THE TERM OF THE NOTES, IS UNCERTAIN AND COULD BE ZERO — The payment of interest during an Interest Period will depend on whether a Knock-Out Event has occurred at any time during the term of the notes. If a Knock-Out Event has previously occurred during a Monitoring Period, interest will not be paid for the corresponding Interest Period or any subsequent Interest Period. Even if no Knock-Out Event occurs during a particular Monitoring Period, interest will not be paid for the corresponding Interest Period if a Knock-Out Event has occurred during any previous Monitoring Period. Therefore, the amount of interest payable on the notes during any given Interest Period, and over the term of the notes, is uncertain and could be zero.
  DURING ONE OR MORE INTEREST PERIODS, AND OVER THE TERM OF THE NOTES, THE YIELD ON THE NOTES MAY BE LOWER THAN THE YIELD ON A CONVENTIONAL DEBT SECURITY OF COMPARABLE MATURITY — During the term of the notes, these notes will not bear interest with respect to any Interest Period if a Knock-Out Event has occurred during the corresponding Monitoring Period or any previous Monitoring Period. As a result, the effective yield on the notes may be less than what would be payable on a conventional, debt security issued by us or an issuer with a comparable credit rating of comparable maturity.
  YOU WILL BE EXPOSED TO THE RISK OF A DECLINE FOR EACH BASKET INDEX — The payment of interest during an Interest Period, if any, is not linked to the performance of the Basket. Rather, you will receive interest during an Interest Period only if the Index closing level of each Basket Index on any trading day during the corresponding Monitoring Period or any previous Monitoring Period has not decreased, as compared to the Index starting level for such Basket Index, by more than the Knock-Out Buffer Amount. Unlike an instrument with interest payments linked to the performance of a basket, in which risk is mitigated and diversified among all of the components of the basket, you will be fully exposed equally to the risks related to all of the Basket Indices.
  YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to the performance of the Basket and will depend on whether a Knock-Out Event has occurred and whether, and the extent to which, the Basket Return or the Excess Basket Return, as applicable, is positive or negative. If the Index closing level of any Basket Index has declined, as compared to the Index starting level of such Basket Index, by more than the Knock-Out Buffer Amount of 40% on any trading day during a Monitoring Period, a Knock-Out Event has occurred, and the protection provided by the Knock-Out Buffer Amount of 40% will terminate. Under these circumstances, you could lose some or all of your principal.
  THE RESTRIKING BASKET LEVEL MAY OFFSET YOUR INTEREST PAYMENTS — Your payment at maturity may be lower than the payment at maturity on a similar note without a Restriking Basket Level feature that has the effect of offsetting any interest payment. Generally, your payment at maturity will only exceed your principal amount if the Ending Basket Level is greater than the Restriking Basket Level. The longer that a Knock-Out Event does not occur during the term of the notes and, accordingly, the more interest that is paid or to be paid with respect to the notes, the higher the Ending Basket Level must be for you to achieve a payment at maturity in excess of your principal amount. As a result, you will receive no more than the principal amount at maturity, even if the Ending Basket Level is greater than the Starting Basket Level but is less than or equal to the Restriking Basket Level.
  YOUR PROTECTION MAY TERMINATE ON ANY TRADING DAY DURING THE TERM OF THE NOTES — If the Index closing level of any Basket Index on any trading day during a Monitoring Period declines from the Index starting level of such Basket Index by more than the Knock-Out Buffer Amount of 40%, you will at maturity be fully exposed to any depreciation in the Basket below the Starting Basket Level. We refer to this feature as a contingent buffer. Under these circumstances, if the Ending Basket Level is less than the Starting Basket Level, you will lose 1% of the principal amount of your investment for every 1% decrease in the Ending Basket Level as compared to the Starting Basket Level. You will be subject to this potential loss of principal even if the relevant Basket Index subsequently increases such that the Index closing level of such Basket Index is less than the relevant Index starting level by not more than the Knock-Out Buffer Amount of 40%, or is equal to or greater than the relevant Index starting level. If these notes had a non-contingent buffer feature, under the same scenario, you would have received the full principal amount of your notes at maturity. As a result, your investment in the notes may not perform as well as an investment in a security with a return that includes a non-contingent buffer.
  CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. As a result, and as a general matter, the price, if any, at which JPMSI will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.
  The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
  NO DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing any of the Basket Indices would have.
  NO DIRECT EXPOSURE TO FLUCTUATIONS IN FOREIGN EXCHANGE RATES — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the stocks underlying the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index are based, although any currency fluctuations could affect the performance of the Basket. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your payment at maturity.
  LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMSI intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMSI is willing to buy the notes.
  POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, we are currently one of the companies that make up the S&P 500® Index. We will not have any obligation to consider your interest as a holder of the notes in taking any appropriate action that might affect the value of the S&P 500® Index or the notes.

JPMorgan Structured Investments —
Contingent Interest Index Basket Knock-Out Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index
TS-2
  MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the levels of the Basket Indices on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
    the expected volatility of the Basket Indices;
    the time to maturity of the notes;
    whether a Knock-Out Event has occurred;
    whether interest will be paid in future Interest Periods;
    the dividend rate on the common stocks underlying the Basket Indices;
    interest and yield rates in the market generally;
    a variety of economic, financial, political, regulatory or judicial events;
    the exchange rate and the volatility of the exchange rate between the U.S. dollar, the Japanese yen and the European Union euro; and
    our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket if a Knock-Out Event Does Not Occur?

The following table illustrates the hypothetical total return at maturity on the notes if a Knock-Out Event does not occur. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the sum of the interest payments and the payment at maturity per $1,000 principal amount note to $1,000. The following table and examples reflect the Restriking Basket Level of 114.25 if a Knock-Out Event does not occur. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Ending Basket Level	Basket Return	Excess Basket Return	Total Return(1)

200.00	100.00%	85.75%	100.00%
180.00	80.00%	65.75%	80.00%
150.00	50.00%	35.75%	50.00%
130.00	30.00%	15.75%	30.00%
120.00	20.00%	5.75%	20.00%
115.00	15.00%	0.75%	15.00%
114.25	14.25%	N/A	14.25%
110.00	10.00%	N/A	14.25%
109.50	9.50%	N/A	14.25%
105.00	5.00%	N/A	14.25%
104.75	4.75%	N/A	14.25%
102.50	2.50%	N/A	14.25%
100.00	0.00%	N/A	14.25%
95.00	-5.00%	N/A	14.25%
90.00	-10.00%	N/A	14.25%
85.00	-15.00%	N/A	14.25%
80.00	-20.00%	N/A	14.25%
60.00	-40.00%	N/A	14.25%
40.00	-60.00%	N/A	N/A
20.00	-80.00%	N/A	N/A
0.00	-100.00%	N/A	N/A

(1)	Because a Knock-Out Event does not occur, the total return reflects, in addition to any payment at maturity, aggregate interest payments equal to $142.50 over the term of the notes.

Hypothetical Examples of Amounts Payable at Maturity if a Knock-Out Event Does Not Occur

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event does not occur, and the level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120. Because a Knock-Out Event does not occur and the Ending Basket Level of 120 is greater than the Restriking Basket Level of 114.25, the Excess Basket Return is 5.75% and the investor receives a payment at maturity of $1,057.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 5.75%) = $1,057.50

Accordingly, the investor receives an aggregate amount equal to $1,200 over the term of the notes, including $142.50 in interest payments.

Example 2: A Knock-Out Event does not occur, and the level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80. Because a Knock-Out Event does not occur and the Ending Basket Level of 80 is less than the Restriking Basket Level of 114.25, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note. Accordingly, the investor receives an aggregate amount equal to $1,142.50 over the term of the notes, including $142.50 in interest payments.

Example 3: A Knock-Out Event does not occur, and the level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 110. Because a Knock-Out Event does not occur and the Ending Basket Level of 110 is less than the Restriking Basket Level of 114.25, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note. Accordingly, the investor receives an aggregate amount equal to $1,142.50 over the term of the notes, including $142.50 in interest payments.

JPMorgan Structured Investments —
Contingent Interest Index Basket Knock-Out Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index
TS-3

What Is the Total Return on the Notes at Maturity Assuming a Range of Performance for the Basket if a Knock-Out Event Has Occurred?

The following table illustrates the hypothetical total return at maturity on the notes if a Knock-Out Event has occurred. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the sum of the interest payments, if any, and the payment at maturity per $1,000 principal amount note to $1,000. The following table and examples reflect that the Restriking Basket Level of (a) 104.75 if a Knock-Out Event occurred during the second Monitoring Period for the first time during the term of the notes and (b) 109.50 if a Knock-Out Event occurred during the final Monitoring Period for the first time during the term of the notes. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

		Excess Basket Return if Knock-Out Event First Occurred in		Total Return if Knock-Out Event First Occurred in

Ending Basket Level	Basket Return	Second Monitoring Period	Final Monitoring Period	First Monitoring Period	Second Monitoring Period(1)	Third Monitoring Period(2)

200.00	100.00%	95.25%	90.50%	100.00%	100.00%	100.00%
180.00	80.00%	75.25%	70.50%	80.00%	80.00%	80.00%
150.00	50.00%	45.25%	40.50%	50.00%	50.00%	50.00%
130.00	30.00%	25.25%	20.50%	30.00%	30.00%	30.00%
120.00	20.00%	15.25%	10.50%	20.00%	20.00%	20.00%
115.00	15.00%	10.25%	5.50%	15.00%	15.00%	15.00%
114.25	14.25%	9.50%	4.75%	14.25%	14.25%	14.25%
110.00	10.00%	5.25%	0.50%	10.00%	10.00%	10.00%
109.50	9.50%	4.75%	N/A	9.50%	9.50%	9.50%
105.00	5.00%	0.25%	N/A	5.00%	5.00%	9.50%
104.75	4.75%	N/A	N/A	4.75%	4.75%	9.50%
102.50	2.50%	N/A	N/A	2.50%	4.75%	9.50%
100.00	0.00%	N/A	N/A	0.00%	4.75%	9.50%
95.00	-5.00%	N/A	N/A	-5.00%	-0.25%	4.50%
90.00	-10.00%	N/A	N/A	-10.00%	-5.25%	-0.50%
85.00	-15.00%	N/A	N/A	-15.00%	-10.25%	-5.50%
80.00	-20.00%	N/A	N/A	-20.00%	-15.25%	-10.50%
60.00	-40.00%	N/A	N/A	-40.00%	-35.25%	-30.50%
40.00	-60.00%	N/A	N/A	-60.00%	-55.25%	-50.50%
20.00	-80.00%	N/A	N/A	-80.00%	-75.25%	-70.50%
0.00	-100.00%	N/A	N/A	-100.00%	-95.25%	-90.50%

(1)	Because a Knock-Out Event occurred for the first time during the second Monitoring Period, the total return reflects, in addition to any payment at maturity, an interest payment equal to $47.50 with respect to the first Interest Period only.
(2)	Because a Knock-Out Event occurred for the first time during the final Monitoring Period, the total return reflects, in addition to any payment at maturity, aggregate interest payments equal to $95.00 with respect to the first and second Interest Periods only.

Hypothetical Examples of Amounts Payable at Maturity if a Knock-Out Event Has Occurred

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: A Knock-Out Event has occurred during the first Monitoring Period, and the level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80. Because a Knock-Out Event has occurred in the first Monitoring Period and the Ending Basket Level of 80 is less than the Starting Basket Level, the Basket Return is -20% and the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -20%) = $800

Because a Knock-Out Event has occurred during the first Monitoring Period, no interest is paid over the term of the notes.

Example 2: A Knock-Out Event has occurred for the first time during the second Monitoring Period, and the level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 110. Because a Knock-Out Event has occurred for the first time during the second Monitoring Period and the Ending Basket Level of 110 is greater than the Restriking Basket Level of 104.75, the Excess Basket Return is 5.25%, the investor receives a payment at maturity of $1,052.50 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 5.25%) = $1,052.50

Because a Knock-Out Event has occurred for the first time during the second Monitoring Period, no interest is paid after the first Interest Period. Accordingly, the investor receives an aggregate amount equal to $1,100 over the term of the notes, including the $47.50 interest payment paid with respect to the first Interest Period.

Example 3: A Knock-Out Event has occurred for the first time during the second Monitoring Period, and the level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 102.50. Because a Knock-Out Event has occurred for the first time during the second Monitoring Period and the Ending Basket Level of 102.50 is greater than the Starting Basket Level of 100 but less than the Restriking Basket Level of 104.75, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

Because a Knock-Out Event has occurred for the first time during the second Monitoring Period, no interest is paid after the first Interest Period. Accordingly, the investor receives an aggregate amount equal to $1,047.50 over the term of the notes, including the $47.50 interest payment paid with respect to the first Interest Period.

Example 4: A Knock-Out Event has occurred for the first time during the final Monitoring Period, and the level of the Basket decreases from the Starting Basket Level of 100 to an Ending Basket Level of 80. Because a Knock-Out Event has occurred for the first time during the final Monitoring Period and the Ending Basket Level of 80 is less than the Starting Basket Level of 100, the Basket Return is -20% and the investor receives a payment at maturity of $800 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x -20%) = $800

Because a Knock-Out Event has occurred for the first time during the final Monitoring Period, no interest is paid after the second Interest Period. Accordingly, the investor receives an aggregate amount equal to $895 over the term of the notes, including $95 in interest payments with respect to the first and second Interest Periods.

Example 5: A Knock-Out Event has occurred for the first time during the final Monitoring Period, and the level of the Basket increases from the Starting Basket Level of 100 to an Ending Basket Level of 120. Because a Knock-Out Event has occurred for the first time during the final Monitoring Period and the Ending Basket Level of 120 is greater than the Restriking Basket Level of 109.50, the Excess Basket Return is 10.50% and the investor receives a payment at maturity of $105 per $1,000 principal amount note, calculated as follows:

$1,000 + ($1,000 x 10.50%) = $1,105

Because a Knock-Out Event has occurred for the first time during the final Monitoring Period, no interest is paid after the second Interest Period. Accordingly, the investor receives an aggregate amount equal to $1,200 over the term of the notes, including $95 in interest payments with respect to the first and second Interest Periods.

JPMorgan Structured Investments —
Contingent Interest Index Basket Knock-Out Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index
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Historical Information

The following graphs show the historical weekly performance of each Basket Index as well as the Basket as a whole from January 4, 2002 through November 2, 2007. The graph of the historical Basket performance assumes the Basket level on January 4, 2002 was 100 and the Index Weightings specified on the cover of this term sheet on that date. The Index closing level of the S&P 500® Index on November 6, 2007 was 1520.27. The Index closing level of the Nikkei 225 Index on November 6, 2007 was 16249.63. The Index closing level of the Dow Jones EURO STOXX 50® Index on November 6, 2007 was 4407.34.

We obtained the various Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of information obtained from Bloomberg Financial Markets. The historical levels of each Basket Index and of the Basket should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level of any Basket Index on the Observation Date or any trading day during the Monitoring Period. We cannot give you assurance that the performance of the Basket Indices will result in the return of any of your initial investment.

JPMorgan Structured Investments —
Contingent Interest Index Basket Knock-Out Notes Linked to an Equally Weighted Basket Consisting of the S&P 500® Index, the Nikkei 225 Index and the Dow Jones EURO STOXX 50® Index
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